CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2023, relating to the financial statements and financial highlights of Defiance Quantum ETF, Defiance Next Gen Connectivity ETF, Defiance Next Gen H2 ETF, and Defiance Hotel, Airline, and Cruise ETF, each a series of ETF Series Solutions, for the year ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 27, 2023